                                                                    Exhibit 99.2

IMMUNOGEN REPORTS PRELIMINARY PHASE I/II CLINICAL DATA ON huC242-DM1/SB-408075



 - Data Reported at NCI-EORTC-AACR International Conference in Amsterdam -

    CAMBRIDGE, MASS., NOV. 10 /PRNewswire/ -- ImmunoGen, Inc. (Nasdaq: IMGN) today announced favorable safety data from the initial twenty patients enrolled in the first human clinical trial of huC242-DM1/SB-408075, its lead Tumor-Activated Prodrug (TAP) for the treatment of colorectal, pancreatic, and certain non-small-cell lung cancers. In a dose-escalating Phase I/II study, the TAP has been well tolerated at very high doses, has demonstrated the expected pharmacokinetic profile, and has shown no evidence of immunogenicity.

In addition, encouraging decreases in a colorectal tumor marker have been observed. These preliminary findings were presented today at the 11th NCI-EORTC-AACR (National Cancer Institute-European Organization for Research and Treatment of Cancer-American Associate for Cancer Research) Symposium on NewDrugs in Cancer in Amsterdam.

Anthony W. Tolcher, M.D., Principal Investigator of the study, presented the preliminary data. This escalating-dose study is designed to establish the safety and pharmacokinetic profile of huC242-DM1/SB-408075 when administered every three weeks and is being conducted at the Institute for Drug Development of the Cancer Therapy and Research Center (CTRC), San Antonio, Texas. Included in the study are patients suffering from refractory colorectal cancer, pancreatic cancer, and certain non-small-cell lung cancers. HuC242-DM1/SB-408075 is administered alone, not in conjunction with chemotherapeutic agents or other treatments. A second Phase I/II clinical trial with a weekly dosing regimen is ongoing at the University of Chicago Cancer Research Center under the direction of Richard L. Schilsky, M.D.

"We are extremely pleased with the progress of this clinical trial," said John
M. Lambert, Ph.D., Senior Vice President, Pharmaceutical Development of ImmunoGen, Inc. "With the very promising data from our preclinical animal studies, we have high hopes for the use of huC242-DM1/SB-408075 in humans. We are enthusiastic that this product may be a more potent, less toxic treatment for patients suffering from these cancer types."

Patient enrollment in the study is continuing. The TAP's dosage level will continue to be increased to define the maximum tolerated dose (MTD) and better characterize the safety profile. Patients are now being dosed at the seventh dosage level, at a dose of 295 mg/m(2) administered via intravenous infusion every three weeks. Encouraging decreases in the CEA tumor marker have been observed at the higher doses. Serial measurement of CEA levels is an important monitor of clinical response, but is not considered a direct measure of tumor response.

CEA, or carcinoembryonic antigen, is a protein normally found only in very small amounts in the blood of healthy people, but it can become elevated in some people who have cancer or certain benign conditions. Physicians may use changes in tumor marker levels, such as CEA, to follow the course of the disease, to measure the effect of treatment, and to check for recurrence. In some cases, the tumor marker level reflects the extent of the disease or indicates how quickly the disease is likely to progress.

HuC242-DM1/SB-408075 is a TAP created by conjugating the cytotoxic maytansinoid drug DM1 with the humanized monoclonal antibody C242. In preclinical studies, ImmunoGen has shown the eradication of colorectal, pancreatic and certain non-small-cell tumors in animal models. ImmunoGen has an agreement with SmithKline Beecham plc to develop and commercialize huC242-DM1/SB-408075.

ImmunoGen, Inc. develops innovative biopharmaceuticals, primarily for cancer treatment. The Company has created potent tumor-activated prodrugs, consisting of drugs coupled to monoclonal antibodies for delivery to and destruction of cancer cells. Besides SmithKline Beecham, the Company has collaborative arrangements with Genentech, Abgenix, British Biotech, and MorphoSys.

THIS PRESS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS BASED ON MANAGEMENT'S CURRENT EXPECTATIONS. FACTORS THAT COULD CAUSE FUTURE RESULTS TO DIFFER MATERIALLY FROM SUCH EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO: THE ABILITY TO SECURE FUTURE FUNDING; THE SUCCESS OF THE COMPANY'S RESEARCH STRATEGY; THE APPLICABILITY OF THE DISCOVERIES MADE THEREIN; THE DIFFICULTIES INHERENT IN THE DEVELOPMENT OF PHARMACEUTICALS, INCLUDING UNCERTAINTIES AS TO THE TIMING AND RESULTS OF PRECLINICAL STUDIES; DELAYED ACHIEVEMENTS OF MILESTONES; RELIANCE ON COLLABORATORS; UNCERTAINTY AS TO WHETHER THE COMPANY'S POTENTIAL PRODUCTS WILL SUCCEED IN ENTERING HUMAN CLINICAL TRIALS AND UNCERTAINTY AS TO THE RESULTS OF SUCH TRIALS; UNCERTAINTY AS TO WHETHER ADEQUATE REIMBURSEMENT FOR THESE PRODUCTS WILL EXIST FROM THE GOVERNMENT, PRIVATE HEALTHCARE INSURERS AND THIRD-PARTY PAYORS; AND THE UNCERTAINTIES AS TO THE EXTENT OF FUTURE GOVERNMENT REGULATION OF THE PHARMACEUTICAL BUSINESS.